Consent of Independent Auditors

     As independent public accountants, we hereby consent to the incorporation by reference in Post-Effective Amendment No. 1 to Form S-4 Registration Statement (333-70673) on Form S-8 Registration Statement of our report dated September 22, 1998 included in The Fairchild Corporation's Form 10-K for the year ended June 30, 1998 and to the incorporation by reference in this Registration Statement of our reports dated April 9, 1998 and February 7, 1997 related to the Edwards and Lock Management Corporation annual financial statements included in The Fairchild Corporation's Form 8-K dated March 2, 1998, and to all references to our Firm included in that Registration Statement.

ARTHUR ANDERSEN LLP

Washington, D.C.
April 9, 1999